Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
October 24, 2024	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the Third Quarter and First Nine Months of 2024

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported earnings for the third quarter of 2024 of $95.3 million, or $0.70 per diluted share. Third quarter of 2024 results produced annualized returns on average assets, average equity, and average tangible equity, a non-GAAP measure, of 1.28%, 7.72%, and 12.59%, respectively.

“We are excited to announce this quarter’s earnings,” stated Richard M. Adams, Jr., United’s Chief Executive Officer. “It was another successful quarter for UBSI, and we continue to perform at a high level. Profitability metrics stayed strong, growth trends continued upward, and expenses were well-controlled. In addition, asset quality, liquidity, and capital levels remain a source of strength.”

United previously announced during the second quarter of 2024 that it entered into a definitive merger agreement with Piedmont Bancorp, Inc. (“Piedmont”). The combined organization will have approximately $32 billion in assets and a network of over 240 locations across eight states and Washington, D.C., in some of the most desirable banking markets in the nation. The merger is expected to close late in the fourth quarter of 2024 or early in the first quarter of 2025, subject to satisfaction of customary closing conditions.

Earnings for the second quarter of 2024 were $96.5 million, or $0.71 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.32%, 7.99%, and 13.12%, respectively. Earnings for the third quarter of 2023 were $96.2 million, or $0.71 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.31%, 8.14%, and 13.71%, respectively.

United Bankshares, Inc. Announces…

October 24, 2024

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Third quarter of 2024 compared to the second quarter of 2024

Net interest income for the third quarter of 2024 was $230.3 million, an increase of $4.5 million, or 2%, from the second quarter of 2024. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, of $231.1 million for the third quarter of 2024 also increased $4.5 million, or 2%, from the second quarter of 2024. The increase in net interest income and tax-equivalent net interest income was driven by an increase in average short-term investments, a higher yield on average net loans and loans held for sale, and a decrease in average long-term borrowings partially offset by an increase in average interest-bearing deposits as well as a higher average rate paid on deposits. Average short-term investments increased $457.0 million, or 49%, from the second quarter of 2024 primarily driven by cash received from deposit growth. The yield on average net loans and loans held for sale increased 6 basis points to 6.20% for the third quarter of 2024. As previously disclosed, the second quarter of 2024 included a $654 thousand interest recovery from a commercial real estate nonaccrual loan payoff. Average long-term borrowings decreased $541.8 million, or 42%, from the second quarter of 2024. Average interest-bearing deposits increased $659.2 million, or 4%, from the second quarter of 2024. The yield on average interest-bearing deposits increased 10 basis points to 3.28% for the third quarter of 2024. The net interest margin of 3.52% for the third quarter of 2024 was an increase of 2 basis points from the net interest margin of 3.50% for the second quarter of 2024.

The provision for credit losses was $6.9 million for the third quarter of 2024 as compared to $5.8 million for the second quarter of 2024.

Noninterest income for the third quarter of 2024 was $31.9 million, an increase of $1.7 million, or 6%, from the second quarter of 2024. The increase in noninterest income was driven by an increase in income from mortgage banking activities of $643 thousand as well as increases in several additional categories of noninterest income, none of which were significant. The increase in income from mortgage banking activities was primarily due to higher mortgage loan sale volume and a higher quarter-end valuation of mortgage loans held for sale. Additionally, in comparison to the second quarter of 2024, an increase in mortgage loan servicing income was mostly offset by higher net losses on investment securities. Mortgage loan servicing income was $7.4 million for the third quarter of 2024, an increase of $6.6 million from the second quarter of 2024. During the third quarter of 2024, United sold its remaining mortgage servicing rights (“MSRs”) with an aggregate unpaid principal balance of $1.1 billion at a gain of $7.1 million. Net losses on investment securities were $6.7 million for the third quarter of 2024 compared to $218 thousand for the second quarter of 2024. During the third quarter of 2024, United sold $196.7 million of available for sale (“AFS”) investment securities at a loss of $6.9 million. Net losses on investment securities for the second quarter of 2024 included a $6.9 million gain on the VISA share exchange and a $6.8 million loss on the sale of $102.7 million of AFS investment securities.

Noninterest expense for the third quarter of 2024 of $135.3 million was flat from the second quarter of 2024, increasing $565 thousand, or less than 1%. A $1.5 million increase in other noninterest expense from the second quarter of 2024, driven by higher amounts of certain general operating expenses, was mostly offset by smaller decreases in several other categories of noninterest expense. Within other noninterest expense, merger-related expenses for the third quarter of 2024 were $332 thousand compared to $1.3 million for the second quarter of 2024.

United Bankshares, Inc. Announces…

October 24, 2024

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For the third quarter of 2024, income tax expense was $24.6 million as compared to $18.9 million for the second quarter of 2024. The increase was driven by higher pre-tax earnings and the impact of discrete tax benefits recognized in the second quarter of 2024. United’s effective tax rate was 20.6% and 16.4% for the third quarter of 2024 and second quarter of 2024, respectively.

Third quarter of 2024 compared to the third quarter of 2023

Earnings for the third quarter of 2024 were $95.3 million, or $0.70 per diluted share, as compared to earnings of $96.2 million, or $0.71 per diluted share, for the third quarter of 2023.

Net interest income for the third quarter of 2024 of $230.3 million was flat from the third quarter of 2023, increasing $1.8 million, or less than 1%. Tax-equivalent net interest income for the third quarter of 2024 was also flat from the third quarter of 2023, increasing $1.8 million, or less than 1%. The slight increase in net interest income and tax-equivalent net interest income was primarily due to a higher yield on average net loans and loans held for sale, a decrease in average long-term borrowings, organic loan growth, and an increase in average short-term investments. This increase in net interest income and tax-equivalent net interest income was partially offset by the impact of deposit rate repricing and an increase in average interest-bearing deposits. The yield on average earning assets increased 33 basis points from the third quarter of 2023 to 5.85% driven by an increase in the yield on average net loans and loans held for sale of 28 basis points. Average long-term borrowings decreased $842.2 million, or 53%, from the third quarter of 2023. Average earning assets for the third quarter of 2024 increased $363.7 million, or 1%, from the third quarter of 2023 due to a $610.4 million increase in average net loans and loans held for sale and a $535.2 million increase in average short-term investments partially offset by a $781.9 million decrease in average investment securities. The yield on average interest-bearing deposits increased 58 basis points from the third quarter of 2023. Average interest-bearing deposits increased $1.4 billion, or 9%, from the third quarter of 2023. The net interest margin for the third quarter of 2024 and 2023 was 3.52% and 3.54%, respectively.

The provision for credit losses was $6.9 million for the third quarter of 2024 as compared to $5.9 million for the third quarter of 2023.

Noninterest income for the third quarter of 2024 was $31.9 million, which was a decrease of $1.7 million, or 5%, from the third quarter of 2023. Income from mortgage banking activities decreased $3.0 million from the third quarter of 2023 mainly due to lower mortgage loan origination and sale volume. This decrease in income from mortgage banking activities was partially offset by increases in several categories of noninterest income, none of which were significant. Additionally, in comparison to the third quarter of 2023, an increase in mortgage loan servicing income was mostly offset by higher net losses on investment securities. Mortgage loan servicing income was $7.4 million for the third quarter of 2024, an increase of $6.5 million from the third quarter of 2023 driven by the aforementioned $7.1 million gain on the sale of MSRs in the third quarter of 2024. Net losses on investment securities were $6.7 million for the third quarter of 2024 as compared to $181 thousand for the third quarter of 2023 driven by the aforementioned $6.9 million loss on sale of AFS investment securities in the third quarter of 2024.

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October 24, 2024

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Noninterest expense for the third quarter of 2024 was flat from the third quarter of 2023, increasing $109 thousand, or less than 1%. A $1.3 million increase in other noninterest expense from the third quarter of 2023, driven by higher amounts of certain general operating expenses, was mostly offset by smaller decreases in several other categories of noninterest expense.

Income tax expense for the third quarter of 2024 was flat from the third quarter of 2023, decreasing $130 thousand, or less than 1%, primarily due to slightly lower pre-tax earnings partially offset by a slightly higher effective tax rate. United’s effective tax rate was 20.6% and 20.5% for the third quarter of 2024 and third quarter of 2023, respectively.

First nine months of 2024 compared to the first nine months of 2023

Earnings for the first nine months of 2024 were $278.6 million, or $2.06 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.26%, 7.65%, and 12.57%, respectively. Earnings for the first nine months of 2023 were $286.9 million, or $2.12 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.31%, 8.27%, and 14.03%, respectively.

Net interest income for the first nine months of 2024 decreased $11.8 million, or 2%, from the first nine months of 2023. Tax-equivalent net interest income for the first nine months of 2024 decreased $12.4 million, or 2%, from the first nine months of 2023. The decrease in net interest income and tax-equivalent net interest income was primarily due to higher interest expense driven by deposit rate repricing, an increase in average interest-bearing deposits, and a decrease in acquired loan accretion income. These decreases were partially offset by a higher yield on average net loans and loans held for sale, organic loan growth, and a decrease in average long-term borrowings. The yield on average interest-bearing deposits increased 88 basis points from the first nine months of 2023. Average interest-bearing deposits increased $1.4 billion from the first nine months of 2023. Acquired loan accretion income for the first nine months of 2024 of $7.3 million was a decrease of $1.2 million from the first nine months of 2023. The yield on average earning assets increased 46 basis points from the first nine months of 2023 to 5.78% driven by an increase in the yield on average net loans and loans held for sale of 39 basis points. Average net loans and loans held for sale increased $773.3 million from the first nine months of 2023. Average long-term borrowings decreased $924.2 million from the first nine months of 2023. Additionally, average investment securities decreased $857.4 million, or 19%, from the first nine months of 2023 while the yield on average investment securities increased 36 basis points from the first nine months of 2023. The net interest margin for the first nine months of 2024 and 2023 was 3.49% and 3.56%, respectively.

The provision for credit losses was $18.5 million for the first nine months 2024 as compared to $24.3 million for the first nine months of 2023.

Noninterest income for the first nine months of 2024 was $94.4 million, which was a decrease of $7.2 million, or 7%, from the first nine months of 2023. Income from mortgage banking activities decreased $8.1 million from the first nine months of 2023 mainly due to lower mortgage loan origination and sale volume. Mortgage loan servicing income for the first nine months of 2024 of $9.0 million included a $7.1 million gain on the sale of MSRs while mortgage loan servicing income for the first nine months of 2023 of $13.0 million included $8.3 million in gains on sales of MSRs with the remainder of the decrease due to lower serviced loan balances. Fees from brokerage services increased $2.7 million from the first nine months of 2023 primarily due to higher

United Bankshares, Inc. Announces…

October 24, 2024

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volume. Net losses on investment securities of $7.0 million for the first nine months of 2024 included $13.7 million in losses on sales of AFS investment securities partially offset by a $6.9 million gain on the VISA share exchange. Net losses on investment securities of $7.9 million for the first nine months of 2023 were driven by a $7.2 million loss on sale of AFS investment securities during the second quarter of 2023.

Noninterest expense for the first nine months of 2024 was $410.9 million, an increase of $2.9 million, or 1%, from the first nine months of 2023 driven by increases in other noninterest expense of $4.3 million, employee compensation of $3.3 million, and FDIC insurance expense of $2.1 million partially offset by decreases in the expense for the reserve for unfunded loan commitments of $4.3 million and mortgage loan servicing expense of $2.2 million. The increase in employee compensation was driven by higher employee incentives, base salaries, and employee severance associated with the previously announced mortgage delivery channel consolidation partially offset by lower employee commissions related to mortgage banking production. The increase in other noninterest expense was primarily driven by a $2.2 million increase in tax credit amortization, $1.6 million in merger-related expenses, and higher amounts of certain general operating expenses. The increase in FDIC insurance expense was driven by $1.8 million of expense recognized in the first quarter of 2024 for the FDIC special assessment. The decrease in the expense for the reserve for unfunded loan commitments was driven by a decrease in the outstanding balance of loan commitments. The decrease in mortgage loan servicing expense was driven by the sales of MSRs.

For the first nine months of 2024, income tax expense was $64.9 million as compared to $72.7 million for the first nine months of 2023 primarily due to lower pre-tax earnings and the impact of discrete tax benefits recognized in the second quarter of 2024. United’s effective tax rate was 18.9% for the first nine months of 2024 and 20.2% for the first nine months of 2023.

Credit Quality

United’s asset quality continues to be sound. At September 30, 2024, non-performing loans (“NPLs”) were $65.2 million, or 0.30% of loans & leases, net of unearned income. Total non-performing assets (“NPAs”) were $65.4 million, including other real estate owned (“OREO”) of $169 thousand, or 0.22% of total assets at September 30, 2024. At June 30, 2024, NPLs were $65.3 million, or 0.30% of loans & leases, net of unearned income. Total NPAs were $67.5 million, including OREO of $2.2 million, or 0.23% of total assets at June 30, 2024. At December 31, 2023, NPLs were $45.5 million, or 0.21% of loans & leases, net of unearned income. Total NPAs were $48.1 million, including OREO of $2.6 million, or 0.16% of total assets at December 31, 2023. As previously disclosed in the first quarter of 2024, the increase in NPLs and NPAs from year-end was primarily driven by one commercial & industrial loan relationship. NPLs decreased $9.1 million from $74.4 million at March 31, 2024 primarily due to partial paydowns of the aforementioned commercial & industrial loan relationship.

As of September 30, 2024, the allowance for loan & lease losses was $270.8 million, or 1.25% of loans & leases, net of unearned income. At June 30, 2024 the allowance for loan & lease losses was $267.4 million, or 1.24% of loans & leases, net of unearned income. At December 31, 2023, the allowance for loan & lease losses was $259.2 million, or 1.21% of loans & leases, net of unearned income.

United Bankshares, Inc. Announces…

October 24, 2024

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Net charge-offs were $3.6 million, or 0.07% on an annualized basis as a percentage of average loans & leases, net of unearned income for the third quarter of 2024. Net charge-offs were $1.3 million, or 0.02% on an annualized basis as a percentage of average loans & leases, net of unearned income for the second quarter of 2024. Net charge-offs were $1.8 million, or 0.03% on an annualized basis as a percentage of average loans & leases, net of unearned income for the third quarter of 2023. Net charge-offs were $6.9 million for the first nine months of 2024 compared to $4.1 million for the first nine months of 2023. Annualized net charge-offs as a percentage of average loans & leases, net of unearned income were 0.04% and 0.03% for the first nine months of 2024 and 2023, respectively.

Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 16.2% at September 30, 2024, while estimated Common Equity Tier 1 capital, Tier 1 capital, and leverage ratios are 13.8%, 13.8%, and 11.7%, respectively. The September 30, 2024 ratios reflect United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0%, and a leverage ratio of 5.0%. United did not repurchase any shares of its common stock during 2024 or 2023.

About United Bankshares, Inc.

As of September 30, 2024, United had consolidated assets of approximately $30 billion and is the 41st largest banking company in the U.S. based on market capitalization. United is the parent company of United Bank, which comprises more than 225 offices located throughout Washington, D.C., Virginia, West Virginia, Maryland, North Carolina, South Carolina, Ohio, Pennsylvania, and Georgia. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

United Bankshares, Inc. Announces…

October 24, 2024

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its September 30, 2024 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2024 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, average tangible equity, return on average tangible equity, and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible equity can thus be considered the most conservative valuation of the company. Tangible equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: uncertainty in U.S. fiscal and monetary policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets, interest rate, securities market and monetary supply fluctuations; increasing rates of inflation and slower growth rates; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those involving the Federal Reserve, FDIC, and CFPB; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; risks relating to the merger with Piedmont, including the successful integration of operations of Piedmont; competition; changes in legislation or regulatory requirements; and the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Nine Months Ended
EARNINGS SUMMARY:	September 2024	September 2023	June 2024	September 2024	September 2023
Interest income	$382,723	$356,910	$374,184	$1,126,087	$1,032,145
Interest expense	152,467	128,457	148,469	447,627	341,911

Net interest income	230,256	228,453	225,715	678,460	690,234
Provision for credit losses	6,943	5,948	5,779	18,462	24,278
Noninterest income	31,942	33,661	30,223	94,377	101,583
Noninterest expense	135,339	135,230	134,774	410,855	407,937

Income before income taxes	119,916	120,936	115,385	343,520	359,602
Income taxes	24,649	24,779	18,878	64,932	72,679

Net income	$95,267	$96,157	$96,507	$278,588	$286,923

PER COMMON SHARE:
Net income:
Basic	$0.70	$0.71	$0.71	$2.06	$2.13
Diluted	0.70	0.71	0.71	2.06	2.12
Cash dividends	$0.37	$0.36	0.37	1.11	1.08
Book value			35.92	36.74	34.45
Closing market price			$32.44	$37.10	$27.59
Common shares outstanding:
Actual at period end, net of treasury shares			135,195,704	135,220,770	134,933,015
Weighted average-basic	135,158,476	134,685,041	135,137,901	134,912,625	134,493,059
Weighted average-diluted	135,504,911	134,887,776	135,314,785	135,143,028	134,733,055
FINANCIAL RATIOS:
Return on average assets	1.28%	1.31%	1.32%	1.26%	1.31%
Return on average shareholders’ equity	7.72%	8.14%	7.99%	7.65%	8.27%
Return on average tangible equity (non-GAAP)(1)	12.59%	13.71%	13.12%	12.57%	14.03%
Average equity to average assets	16.64%	16.12%	16.54%	16.52%	15.81%
Net interest margin	3.52%	3.54%	3.50%	3.49%	3.56%
PERIOD END BALANCES:		September 30 2024	December 31 2023	September 30 2023	June 30 2024
Assets		$29,863,262	$29,926,482	$29,224,794	$29,957,418
Earning assets		26,461,342	26,623,652	25,883,462	26,572,087
Loans & leases, net of unearned income		21,621,968	21,359,084	21,097,883	21,598,727
Loans held for sale		46,493	56,261	59,614	66,475
Investment securities		3,538,415	4,125,754	4,066,299	3,650,582
Total deposits		23,828,345	22,819,319	22,676,854	23,066,440
Shareholders’ equity		4,967,820	4,771,240	4,648,878	4,856,633

Note:	(1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income	Three Months Ended				Nine Months Ended
	September	September	June	March	September	September
	2024	2023	2024	2024	2024	2023
Interest & Loan Fees Income (GAAP)	$382,723	$356,910	$374,184	$369,180	$1,126,087	$1,032,145
Tax equivalent adjustment	828	869	867	872	2,567	3,148

Interest & Fees Income (FTE) (non-GAAP)	383,551	357,779	375,051	370,052	1,128,654	1,035,293
Interest Expense	152,467	128,457	148,469	146,691	447,627	341,911

Net Interest Income (FTE) (non-GAAP)	231,084	229,322	226,582	223,361	681,027	693,382
Provision for Credit Losses	6,943	5,948	5,779	5,740	18,462	24,278
Noninterest Income:
Fees from trust services	4,904	4,514	4,744	4,646	14,294	13,810
Fees from brokerage services	5,073	4,433	4,959	5,267	15,299	12,551
Fees from deposit services	9,413	9,282	9,326	8,971	27,710	27,969
Bankcard fees and merchant discounts	1,775	1,676	1,355	1,873	5,003	5,090
Other charges, commissions, and fees	890	850	869	858	2,617	2,937
Income from bank-owned life insurance	3,032	2,562	2,549	2,418	7,999	6,475
Income from mortgage banking activities	4,544	7,556	3,901	5,298	13,743	21,847
Mortgage loan servicing income	7,385	846	783	789	8,957	12,963
Net losses on investment securities	(6,715)	(181)	(218)	(99)	(7,032)	(7,922)
Other noninterest income	1,641	2,123	1,955	2,191	5,787	5,863

Total Noninterest Income	31,942	33,661	30,223	32,212	94,377	101,583

Noninterest Expense:
Employee compensation	58,481	59,064	58,501	59,293	176,275	172,980
Employee benefits	13,084	12,926	12,147	14,671	39,902	38,597
Net occupancy	11,271	11,494	11,400	12,343	35,014	34,736
Data processing	7,456	7,405	7,290	7,463	22,209	22,134
Amortization of intangibles	909	1,279	910	910	2,729	3,837
OREO expense	104	185	268	159	531	1,167
Net (gains) losses on the sale of OREO properties	(34)	93	32	(83)	(85)	66
Equipment expense	7,811	7,170	7,548	6,853	22,212	22,192
FDIC insurance expense	4,338	4,598	5,058	6,455	15,851	13,755
Mortgage loan servicing expense and impairment	403	1,051	1,011	1,015	2,429	4,634
Expense for the reserve for unfunded loan commitments	(2,766)	(3,002)	(2,177)	(1,790)	(6,733)	(2,423)
Other noninterest expense	34,282	32,967	32,786	33,453	100,521	96,262

Total Noninterest Expense	135,339	135,230	134,774	140,742	410,855	407,937

Income Before Income Taxes (FTE) (non-GAAP)	120,744	121,805	116,252	109,091	346,087	362,750
Tax equivalent adjustment	828	869	867	872	2,567	3,148

Income Before Income Taxes (GAAP)	119,916	120,936	115,385	108,219	343,520	359,602
Taxes	24,649	24,779	18,878	21,405	64,932	72,679

Net Income	$95,267	$96,157	$96,507	$86,814	$278,588	$286,923

MEMO: Effective Tax Rate	20.56%	20.49%	16.36%	19.78%	18.90%	20.21%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets
	September 2024	September 2023	September 30	December 31	September 30	June 30
	Q-T-D Average	Q-T-D Average	2024	2023	2023	2024
Cash & Cash Equivalents	$1,634,929	$1,133,432	$1,908,832	$1,598,943	$1,184,054	$1,858,861
Securities Available for Sale	3,218,892	3,885,870	3,239,501	3,786,377	3,749,357	3,315,726
Less: Allowance for credit losses	0	0	0	0	0	0

Net available for sale securities	3,218,892	3,885,870	3,239,501	3,786,377	3,749,357	3,315,726
Securities Held to Maturity	1,020	1,020	1,020	1,020	1,020	1,020
Less: Allowance for credit losses	(19)	(19)	(19)	(17)	(18)	(19)

Net held to maturity securities	1,001	1,001	1,001	1,003	1,002	1,001
Equity Securities	10,014	8,556	9,082	8,945	8,548	11,094
Other Investment Securities	292,590	309,824	288,831	329,429	307,392	322,761

Total Securities	3,522,497	4,205,251	3,538,415	4,125,754	4,066,299	3,650,582

Total Cash and Securities	5,157,426	5,338,683	5,447,247	5,724,697	5,250,353	5,509,443

Loans held for sale	55,408	65,009	46,493	56,261	59,614	66,475
Commercial Loans & Leases	15,869,541	15,193,346	16,015,679	15,535,204	15,416,232	15,894,244
Mortgage Loans	4,734,979	4,482,774	4,722,997	4,728,374	4,519,845	4,759,798
Consumer Loans	940,167	1,237,183	892,377	1,109,607	1,178,898	956,385

Gross Loans	21,544,687	20,913,303	21,631,053	21,373,185	21,114,975	21,610,427
Unearned income	(11,762)	(16,999)	(9,085)	(14,101)	(17,092)	(11,700)

Loans & Leases, net of unearned income	21,532,925	20,896,304	21,621,968	21,359,084	21,097,883	21,598,727
Allowance for Loan & Lease Losses	(267,457)	(250,810)	(270,767)	(259,237)	(254,886)	(267,423)

Net Loans	21,265,468	20,645,494	21,351,201	21,099,847	20,842,997	21,331,304
Mortgage Servicing Rights	1,283	4,588	0	4,554	4,616	3,934
Goodwill	1,888,889	1,888,889	1,888,889	1,888,889	1,888,889	1,888,889
Other Intangibles	10,372	15,880	9,776	12,505	15,060	10,685
Operating Lease Right-of-Use Asset	82,783	80,751	82,114	86,986	80,259	83,045
Other Real Estate Owned	1,787	3,189	169	2,615	3,181	2,156
Bank-Owned Life Insurance	494,438	484,751	495,784	486,895	485,386	493,498
Other Assets	545,470	548,687	541,589	563,233	594,439	567,989

Total Assets	$29,503,324	$29,075,921	$29,863,262	$29,926,482	$29,224,794	$29,957,418

MEMO: Interest-earning Assets	$26,131,676	$25,767,978	$26,461,342	$26,623,652	$25,883,462	$26,572,087

Interest-bearing Deposits	$17,399,368	$15,993,991	$17,790,247	$16,670,239	$16,423,511	$17,134,728
Noninterest-bearing Deposits	5,957,184	6,337,052	6,038,098	6,149,080	6,253,343	5,931,712

Total Deposits	23,356,552	22,331,043	23,828,345	22,819,319	22,676,854	23,066,440
Short-term Borrowings	191,954	188,945	181,969	196,095	188,274	203,519
Long-term Borrowings	748,608	1,590,763	540,091	1,789,103	1,388,770	1,489,764

Total Borrowings	940,562	1,779,708	722,060	1,985,198	1,577,044	1,693,283
Operating Lease Liability	89,082	85,112	88,464	92,885	84,569	89,308
Other Liabilities	208,262	192,934	256,573	257,840	237,449	251,754

Total Liabilities	24,594,458	24,388,797	24,895,442	25,155,242	24,575,916	25,100,785

Preferred Equity	0	0	0	0	0	0
Common Equity	4,908,866	4,687,124	4,967,820	4,771,240	4,648,878	4,856,633

Total Shareholders’ Equity	4,908,866	4,687,124	4,967,820	4,771,240	4,648,878	4,856,633

Total Liabilities & Equity	$29,503,324	$29,075,921	$29,863,262	$29,926,482	$29,224,794	$29,957,418

MEMO: Interest-bearing Liabilities	$18,339,930	$17,773,699	$18,512,307	$18,655,437	$18,000,555	$18,828,011

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Nine Months Ended
	September	September	June	March	September	September
Quarterly/Year-to-Date Share Data:	2024	2023	2024	2024	2024	2023
Earnings Per Share:
Basic	$0.70	$0.71	$0.71	$0.64	$2.06	$2.13
Diluted	$0.70	$0.71	$0.71	$0.64	$2.06	$2.12
Common Dividend Declared Per Share	$0.37	$0.36	$0.37	$0.37	$1.11	$1.08
High Common Stock Price	$39.93	$34.30	$36.08	$38.18	$39.93	$42.45
Low Common Stock Price	$31.47	$26.49	$30.68	$32.92	$30.68	$26.49
Average Shares Outstanding (Net of Treasury Stock):
Basic	135,158,476	134,685,041	135,137,901	134,808,634	134,912,625	134,493,059
Diluted	135,504,911	134,887,776	135,314,785	135,121,380	135,143,028	134,733,055
Common Dividends	$50,213	$48,706	$50,204	$50,213	$150,630	$146,054
Dividend Payout Ratio	52.71%	50.65%	52.02%	57.84%	54.07%	50.90%

			September 30	December 31	September 30	June 30
EOP Share Data:			2024	2023	2023	2024
Book Value Per Share			$36.74	$35.36	$34.45	$35.92
Tangible Book Value Per Share (non-GAAP) (1)			$22.70	$21.27	$20.34	$21.87
52-week High Common Stock Price			$39.93	$42.45	$44.15	$38.74
Date			7/31/24	2/3/23	11/11/22	12/14/23
52-week Low Common Stock Price			$25.35	$25.35	$26.49	$25.35
Date			10/24/23	10/24/23	9/22/23	10/24/23
EOP Shares Outstanding (Net of Treasury Stock):			135,220,770	134,949,063	134,933,015	135,195,704
Memorandum Items:
Employees (full-time equivalent)			2,651	2,736	2,803	2,644
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)			$4,967,820	$4,771,240	$4,648,878	$4,856,633
Less: Total Intangibles			(1,898,665)	(1,901,394)	(1,903,949)	(1,899,574)

Tangible Equity (non-GAAP)			$3,069,155	$2,869,846	$2,744,929	$2,957,059
÷ EOP Shares Outstanding (Net of Treasury Stock)			135,220,770	134,949,063	134,933,015	135,195,704

Tangible Book Value Per Share (non-GAAP)			$22.70	$21.27	$20.34	$21.87

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended September 2024			Three Months Ended September 2023			Three Months Ended June 2024
Selected Average Balances and Yields:	Average		Average	Average		Average	Average		Average
ASSETS:	Balance	Interest(1)	Rate(1)	Balance	Interest(1)	Rate(1)	Balance	Interest(1)	Rate(1)
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$1,387,462	$19,241	5.52%	$852,224	$11,810	5.50%	$930,453	$12,787	5.53%
Investment securities:
Taxable	3,218,258	30,797	3.83%	3,994,073	35,730	3.58%	3,496,310	33,968	3.89%
Tax-exempt	205,080	1,461	2.85%	211,178	1,482	2.81%	209,114	1,488	2.85%

Total securities	3,423,338	32,258	3.77%	4,205,251	37,212	3.54%	3,705,424	35,456	3.83%
Loans and loans held for sale, net of unearned income (2)	21,588,333	332,052	6.12%	20,961,313	308,757	5.85%	21,639,898	326,808	6.07%
Allowance for loan losses	(267,457)			(250,810)			(263,050)

Net loans and loans held for sale	21,320,876		6.20%	20,710,503		5.92%	21,376,848		6.14%

Total earning assets	26,131,676	$383,551	5.85%	25,767,978	$357,779	5.52%	26,012,725	$375,051	5.79%

Other assets	3,371,648			3,307,943			3,357,439

TOTAL ASSETS	$29,503,324			$29,075,921			$29,370,164

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$17,399,368	$143,313	3.28%	$15,993,991	$108,793	2.70%	$16,740,124	$132,425	3.18%
Short-term borrowings	191,954	2,048	4.24%	188,945	1,805	3.79%	206,234	2,206	4.30%
Long-term borrowings	748,608	7,106	3.78%	1,590,763	17,859	4.45%	1,290,405	13,838	4.31%

Total interest-bearing liabilities	18,339,930	152,467	3.31%	17,773,699	128,457	2.87%	18,236,763	148,469	3.27%

Noninterest-bearing deposits	5,957,184			6,337,052			5,976,971
Accrued expenses and other liabilities	297,344			278,046			298,537

TOTAL LIABILITIES	24,594,458			24,388,797			24,512,271
SHAREHOLDERS’ EQUITY	4,908,866			4,687,124			4,857,893

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,503,324			$29,075,921			$29,370,164

NET INTEREST INCOME		$231,084			$229,322			$226,582

INTEREST RATE SPREAD			2.54%			2.65%			2.52%
NET INTEREST MARGIN			3.52%			3.54%			3.50%

Notes:

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Nine Months Ended September 2024			Nine Months Ended September 2023
Selected Average Balances and Yields:	Average		Average	Average		Average
ASSETS:	Balance	Interest(1)	Rate(1)	Balance	Interest(1)	Rate(1)
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$1,068,028	$44,331	5.54%	$927,255	$35,499	5.12%
Investment securities:
Taxable	3,484,931	99,487	3.81%	4,222,849	108,710	3.43%
Tax-exempt	208,843	4,423	2.82%	328,276	6,940	2.82%

Total securities	3,693,774	103,910	3.75%	4,551,125	115,650	3.39%
Loans and loans held for sale, net of unearned income (2)	21,578,981	980,413	6.07%	20,784,493	884,144	5.69%
Allowance for loan losses	(263,298)			(242,135)

Net loans and loans held for sale	21,315,683		6.14%	20,542,358		5.75%

Total earning assets	26,077,485	$1,128,654	5.78%	26,020,738	$1,035,293	5.32%

Other assets	3,357,672			3,319,143

TOTAL ASSETS	$29,435,157			$29,339,881

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$16,936,116	$404,115	3.19%	$15,569,985	$268,962	2.31%
Short-term borrowings	200,555	6,336	4.22%	177,707	4,451	3.35%
Long-term borrowings	1,178,176	37,176	4.21%	2,102,386	68,498	4.36%

Total interest-bearing liabilities	18,314,847	447,627	3.26%	17,850,078	341,911	2.56%

Noninterest-bearing deposits	5,958,668			6,576,063
Accrued expenses and other liabilities	300,220			274,418

TOTAL LIABILITIES	24,573,735			24,700,559
SHAREHOLDERS’ EQUITY	4,861,422			4,639,322

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,435,157			$29,339,881

NET INTEREST INCOME		$681,027			$693,382

INTEREST RATE SPREAD			2.52%			2.76%
NET INTEREST MARGIN			3.49%			3.56%

Notes:

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended								Nine Months Ended
	September		September		June		March		September		September
Selected Financial Ratios:	2024		2023		2024		2024		2024		2023
Return on Average Assets	1.28%		1.31%		1.32%		1.19%		1.26%		1.31%
Return on Average Shareholders’ Equity	7.72%		8.14%		7.99%		7.25%		7.65%		8.27%
Return on Average Tangible Equity (non-GAAP) (1)	12.59%		13.71%		13.12%		11.98%		12.57%		14.03%
Efficiency Ratio	51.62%		51.59%		52.66%		55.26%		53.16%		51.52%
Price / Earnings Ratio	13.22	x	9.70	x	11.40	x	13.96	x	13.53	x	9.74	x
Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$95,267		$96,157		$96,507		$86,814		$278,588		$286,923
(b) Number of Days	92		92		91		91		274		273
Average Total Shareholders’ Equity (GAAP)	$4,908,866		$4,687,124		$4,857,893		$4,816,476		$4,861,422		$4,639,322
Less: Average Total Intangibles	(1,899,261)		(1,904,769)		(1,900,164)		(1,901,074)		(1,900,163)		(1,906,042)

(c) Average Tangible Equity (non-GAAP)	$3,009,605		$2,782,355		$2,957,729		$2,915,402		$2,961,259		$2,733,280
Return on Average Tangible Equity (non-GAAP)\ [(a) / (b)] x 366 or 365 / (c)	12.59%		13.71%		13.12%		11.98%		12.57%		14.03%

Selected Financial Ratios:	September 30 2024		December 31 2023		September 30 2023		June 30 2024
Loans & Leases, net of unearned income / Deposit Ratio	90.74%		93.60%		93.04%		93.64%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income	1.25%		1.21%		1.21%		1.24%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income	1.43%		1.42%		1.42%		1.43%
Nonaccrual Loans / Loans & Leases, net of unearned income	0.24%		0.14%		0.12%		0.25%
90-Day Past Due Loans/ Loans & Leases, net of unearned income	0.06%		0.07%		0.09%		0.06%
Non-performing Loans/ Loans & Leases, net of unearned income	0.30%		0.21%		0.20%		0.30%
Non-performing Assets/ Total Assets	0.22%		0.16%		0.16%		0.23%
Primary Capital Ratio	17.49%		16.79%		16.76%		17.06%
Shareholders’ Equity Ratio	16.64%		15.94%		15.91%		16.21%
Price / Book Ratio	1.01	x	1.06	x	0.80	x	0.90	x

Note:

(2)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Nine Months Ended
	September 30	September 30	June 30	March 31	September 30	September 30
Mortgage Banking Data: (1)	2024	2023	2024	2024	2024	2023
Loans originated	$151,333	$185,945	$185,322	$176,906	$513,561	$635,582
Loans sold	171,315	217,627	163,273	188,741	523,329	632,847

			September 30	December 31	September 30	June 30
Mortgage Loan Servicing Data: (2)			2024	2023	2023	2024
Balance of loans serviced			$—	$1,202,448	$1,216,805	$1,138,443
Number of loans serviced			—	12,419	12,596	11,853

		September 30	December 31	September 30	June 30	March 31
Asset Quality Data:		2024	2023	2023	2024	2024
EOP Non-Accrual Loans		$52,446	$30,919	$24,456	$52,929	$63,053
EOP 90-Day Past Due Loans		12,794	14,579	18,283	12,402	11,329

Total EOP Non-performing Loans		$65,240	$45,498	$42,739	$65,331	$74,382
EOP Other Real Estate Owned		169	2,615	3,181	2,156	2,670

Total EOP Non-performing Assets		$65,409	$48,113	$45,920	$67,487	$77,052

	Three Months Ended				Nine Months Ended
	September 30	September 30	June 30	March 31	September 30	September 30
Allowance for Loan & Lease Losses:	2024	2023	2024	2024	2024	2023
Beginning Balance	$267,423	$250,721	$262,905	$259,237	$259,237	$234,746
Gross Charge-offs	(4,903)	(2,836)	(2,542)	(3,576)	(11,021)	(8,046)
Recoveries	1,304	1,052	1,281	1,506	4,091	3,908

Net Charge-offs	(3,599)	(1,784)	(1,261)	(2,070)	(6,930)	(4,138)
Provision for Loan & Lease Losses	6,943	5,949	5,779	5,738	18,460	24,278

Ending Balance	$270,767	$254,886	$267,423	$262,905	$270,767	$254,886
Reserve for lending-related commitments	37,973	43,766	40,739	42,915	37,973	43,766

Allowance for Credit Losses (3)	$308,740	$298,652	$308,162	$305,820	$308,740	$298,652

Notes:

(1)

During the first quarter of 2024, United completed its previously announced consolidation of its mortgage delivery channels. Based on an evaluation performed in accordance with ASC 280, Segment Reporting, beginning with the periods as of March 31, 2024, United operates one reportable business segment. Mortgage banking data above is presented on a consolidated basis for all current and prior periods.

(2)	As disclosed, United sold its remaining mortgage servicing rights during the third quarter of 2024.
(3)	Includes allowances for loan losses and lending-related commitments.